EXHIBIT 99.1

Houston, Texas
4 February 2009

FOR IMMEDIATE RELEASE

EARNINGS-

Atwood Oceanics, Inc., Houston-based International Drilling Contractor, announced today that the Company earned net income of $78,363,000 or $1.22 per diluted share, on revenues of $165,504,000 for the quarter ended December 31, 2008 compared to net income of $38,549,000 or $0.60 per diluted share, on revenues of $111,048,000 for the quarter ended December 31, 2007.

	FOR THE THREE MONTHS ENDED
	DECEMBER 31,
	2008	2007
Revenues	$165,504,000	$111,048,000
Income before Income Taxes	91,716,000	43,111,000
Provision for Income Taxes	(13,353,000)	(4,562,000)
Net Income	78,363,000	38,549,000
Earnings per Common Share -
Basic	1.22	0.61
Diluted	1.22	0.60
Weighted Average Shares
Outstanding -
Basic	64,081,000	63,370,000
Diluted	64,332,000	64,324,000